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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                    TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

                                   ARTICLE ONE

                  The name of the corporation is Town Sports International Holdings, Inc. (hereinafter called the "Corporation").

                                   ARTICLE TWO

                  The address of the Corporation's registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THREE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

                  The total number of shares which the Corporation shall have the authority to issue is One Thousand Shares (1,000), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

                                  ARTICLE FIVE

                  The name and mailing address of the incorporator is as follows:

                  Name                     Address

                  David N. Britsch         c/o Kirkland & Ellis
                                           153 E. 53rd Street, 39th Floor
                                           New York, NY  10022

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                                   ARTICLE SIX

                  The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

                                  ARTICLE SEVEN

                  The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE EIGHT

                  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE

                  The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                                     * * * *

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                  I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of January, 2004.

                                        By: \s\ David N. Britsch
                                            ------------------------------------
                                            David N. Britsch, Sole Incorporator

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